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                                EXHIBIT 10(h)
                             SEVERANCE AGREEMENT

     THIS SEVERANCE AGREEMENT (the "Agreement"), is made and entered into as of this 31st day of July, 1997, by and between PINNACLE FINANCIAL SERVICES, INC., a Michigan corporation ("Pinnacle"), PINNACLE BANK, a Michigan banking corporation ("Pinnacle Bank") and DAVID W. KOLHAGEN (the "Executive").

                                  WITNESSETH:

     WHEREAS, Pinnacle has entered into (i) an Agreement and Plan of Merger dated as of November 14, 1996, as amended by First Amendment to Agreement and Plan of Merger dated as of February 27, 1997 (the "IFC Merger Agreement"), with Indiana Federal Corporation, a Delaware corporation ("IFC"), pursuant to which IFC is to be merged with and into Pinnacle (the "IFC Merger"), and the wholly-owned subsidiary of IFC, Indiana Federal Bank for Savings, a Federal Savings Bank ("IndFed Bank"), is to be merged and consolidated into the wholly-owned subsidiary of Pinnacle, Pinnacle Bank, and (ii) an Agreement and Plan of Merger dated as of March 1, 1997, (the "CB Merger Agreement"), with CB Bancorp, Inc., a Delaware corporation ("CB"), pursuant to which CB is to be merged with and into Pinnacle (the "CB Merger"), and the wholly-owned subsidiary of CB, Community Bank, a Federal Savings Bank ("CB Bank"), is to be merged and consolidated into Pinnacle Bank; and

     WHEREAS, Executive is currently serving as an executive of Pinnacle and/or Pinnacle Bank and is a party to an Employment Severance Compensation Agreement dated April 18, 1995, as amended by the amended and restated Employment Severance Compensation Agreement dated April 30, 1996 (the "Employment Agreement"), with Pinnacle and Pinnacle Bank, pursuant to which the Executive is entitled to certain benefits, including, among other things, certain benefits following a change in control affecting Pinnacle and/or Pinnacle Bank; and

     WHEREAS, upon both of the mergers contemplated under the IFC Merger Agreement and the CB Merger Agreement becoming effective, Pinnacle, as the survivor of the mergers with IFC and CB, and Pinnacle Bank, as the survivor of the mergers and consolidations with IndFed Bank and CB Bank, desire to continue the employment of the Executive with Pinnacle and/or Pinnacle Bank, but on terms provided herein, which are different than and would supersede the

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terms provided in the Employment Agreement; and

     WHEREAS, Executive is willing to be employed with Pinnacle and/or Pinnacle Bank following the effectiveness of both of the mergers contemplated by the IFC Merger Agreement and the CB Merger Agreement on terms provided herein, and to cancel and terminate the Employment Agreement as herein provided;

     NOW, THEREFORE, in consideration of the premises and of the respective covenants and agreements of the parties provided herein, the parties do hereby agree as follows:

5.   CERTAIN DEFINITIONS.

          (a) The term "Change in Control" means (i) any "person", as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than Pinnacle, Pinnacle Bank, any of their affiliates, any person (as hereinabove defined) acting on behalf of Pinnacle and/or Pinnacle Bank as underwriter pursuant to an offering who is temporarily holding securities in connection with such offering, any trustees or other fiduciary holding securities under an employee benefit plan of Pinnacle and/or Pinnacle Bank, or any corporation owned, directly or indirectly, by the stockholders of Pinnacle in substantially the same proportions as their ownership of stock of Pinnacle), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Pinnacle and/or Pinnacle Bank representing 25% or more of the combined voting power of Pinnacle's and/or Pinnacle Bank's then outstanding securities; (ii) individuals who are members of the Board of Pinnacle and/or Pinnacle Bank (the "Incumbent Board") upon the consummation of both the IFC Merger and the CB Merger (the "Commencement Date") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Commencement Date whose election was approved by a vote of at least a majority of the directors comprising the Incumbent Board or whose nomination for election by stockholders was approved by the nominating committee serving under an Incumbent Board, shall be considered a member of the Incumbent Board; (iii) the stockholders of Pinnacle and/or Pinnacle Bank approve a merger or consolidation of Pinnacle and/or Pinnacle Bank with any other corporation, other than (1) a merger or consolidation which would result in the voting securities of Pinnacle outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted

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into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of Pinnacle or such surviving entity outstanding immediately after such merger or consolidation, or (2) a merger or consolidation effected to implement a recapitalization of Pinnacle (or similar transaction) in which no person (as hereinabove defined) acquires more than 25% of the combined voting power of Pinnacle's then outstanding securities; or (iv) the stockholders of Pinnacle and/or Pinnacle Bank approve a plan of complete liquidation of Pinnacle and/or Pinnacle Bank or an agreement for the sale or disposition by Pinnacle of all or substantially all of the assets of Pinnacle and/or Pinnacle Bank (or any transaction having a similar effect). Notwithstanding the foregoing or anything to the contrary, neither the IFC Merger nor the CB Merger shall constitute a "Change in Control" for purposes of this Agreement.

          (b) The term "Good Reason" means the occurrence, without the Executive's express written consent, of a material diminution of or interference with the Executive's duties, responsibilities or benefits, including, without limitation, any of the following circumstances unless such circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination given by the Executive in respect thereof:

       (1) a requirement that the Executive be principally based at any location not within 25 miles of St. Joseph, Michigan, or that he substantially increase his travel on Pinnacle or Pinnacle Bank business:

       (2)     a material demotion of the Executive;

       (3) a material reduction in the number or seniority of personnel reporting to the Executive or a material reduction in the frequency with which, or in the nature of the matters with respect to which such personnel are to report to the Executive, other than as part of a company-wide reduction in staff;

       (4) a reduction in the Executive's salary or a material adverse change in the Executive's perquisites, benefits, contingent benefits or vacation, other than as part of an overall program applied uniformly and with equitable effect to all members of the senior management of Pinnacle or Pinnacle Bank;

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       (5)     a material and extended increase in the required hours of work or the workload of the Executive; or

       (6) the failure of Pinnacle or Pinnacle Bank to obtain a satisfactory agreement from any successor to assume the obligations and liabilities under this Agreement, as contemplated in Section 16 hereof.

          (c) The terms "Termination for Cause" or "Cause" in relation to a termination of employment shall mean termination because of the Executive's intentional or persistent failure to perform stated duties of a material nature, personal dishonesty which results in material loss to Pinnacle or Pinnacle Bank, willful violation of any law, rule, regulation (other than traffic violations or similar offenses) or final cease and desist order which results in material loss to Pinnacle or Pinnacle Bank, or any material breach of this Agreement. For purposes of this Section, no act, or the failure to act, on Executive's part shall be "willful" unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interest of Pinnacle or Pinnacle Bank. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a Notice of Termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the members of the Board of Pinnacle (excluding the Executive for purposes of said computation) at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying termination for Cause and specifying the particulars thereof in detail.

2.   DESCRIPTION OF SERVICES.

     Following the consummation of both the IFC Merger and the CB Merger, Executive shall serve as an employee of Pinnacle and/or Pinnacle Bank, in such capacity as may be mutually agreed by Pinnacle and/or Pinnacle Bank and Executive. As an employee of Pinnacle and/or Pinnacle Bank, Executive will provide Pinnacle and its affiliates with the benefit of his special knowledge, skill, contacts and business experience in the banking, savings and loan, and financial services industries.

3.   AT WILL EMPLOYMENT.

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     Executive shall be employed as an "at will " employee, and said employment may be terminated by either Pinnacle and/or Pinnacle Bank or Executive at any time, whether for "Cause" or any reason whatsoever, subject to the provisions of Sections 4, 5, 6 and 8 of this Agreement.

4. PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION PRIOR TO A CHANGE IN CONTROL.

     Subject to the provisions of Section 6 of this Agreement:

     (a) Upon the occurrence of an "Event of Termination Prior to a Change of Control" (as herein defined), the provisions of this Section shall apply. As used in Sections 4(a) and (b) of this Agreement, an "Event of Termination Prior to a Change in Control" shall mean termination of employment service in all capacities with Pinnacle and Pinnacle Bank, for any reason, which termination of employment service occurs after the effective date of this Agreement but prior to the occurrence of a Change in Control, including, without limitation, the termination by Pinnacle and/or Pinnacle Bank of Executive's full-time employment hereunder whether for "Cause" or for any reason whatsoever, the termination by the Executive of his employment for Good Reason or for any reason whatsoever, or termination upon the retirement, resignation, death or disability of Executive.

     (b) Upon the occurrence of an Event of Termination Prior to a Change in Control, Pinnacle and/or Pinnacle Bank shall pay Executive, or in the event of his death or disability, his beneficiary or beneficiaries, or his estate or legal representatives, as the case may be, (i) the salary of Executive through the Date of Termination at the rate in effect at the time the Notice of Termination is given, at the time such payments are due; and (ii) in a lump sum in cash, within 30 days after the Date of Termination, as severance pay or liquidated damages, or both, the sum of $287,000.

5. PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION UPON OR FOLLOWING A CHANGE IN CONTROL.

     Subject to the provisions of Section 6 of this Agreement:

     (a) In the event that Pinnacle and/or Pinnacle Bank shall terminate the Executive's employment other than Termination for Cause, or the Executive shall terminate his employment for Good

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Reason, or the Executive's employment shall be terminated by retirement, death or disability, in any said case upon or within 24 months following a Change in Control, Pinnacle and/or Pinnacle Bank shall (i) pay the Executive his salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given, at the time such payments are due; and
(ii) pay to the Executive in a lump sum in cash, within 30 days after the Date of Termination, an amount equal to the greater of:

     (A)  the lesser of:

          (1) 200% of the Executive's total compensation of any and all types, including salary, bonus, gains on exercise of stock options and other benefits, paid to or earned by Executive from Pinnacle, Pinnacle Bank and all of their affiliates during the fiscal year most recently completed on or prior to the date of the Change in Control, or

          (2)  299% of the Executive's "base amount" as determined under
               Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), less the aggregate present value of the payments or benefits, if any, in the nature of compensation for the benefit of the Executive, arising under any other plans or arrangements (i.e., not this Agreement) between Pinnacle or Pinnacle Bank or any of their affiliates and the Executive, which are contingent upon a Change in Control and which are not deemed to be "reasonable compensation" under Section 280G of the Code, or

     (B)  $287,000.

     (b) In the event that Pinnacle and/or Pinnacle Bank shall terminate the Executive's employment for Cause, or the Executive shall terminate his employment other than for Good Reason, in any said case upon or at any time following a Change in Control, or the Executive's employment shall be terminated for any reason more than 24 months following a Change in Control, Pinnacle and/or Pinnacle Bank shall pay to Executive , or in the event of his death or disability, his beneficiary or beneficiaries, or his estate or legal representatives, as the case may be, (i) the salary of Executive through the Date of Termination at the rate in effect at the time the Notice of Termination is given, at the time such

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payments are due; and (ii) in a lump sum in cash, within 30 days after the
Date of Termination, as severance pay or liquidated damages, or both, the sum of $287,000.

6.   REGULATORY AND OTHER RESTRICTIONS.

     (a) If the Executive is suspended and/or temporarily prohibited from participating in the conduct of Pinnacle's and/or Pinnacle Bank's affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (the "FDIA"), 12 U.S.C. Section 1818(e)(3) and (g)(1), or
Section 37 of the Michigan Banking Code (the "MBC"), M.C.L. Section 487.337, Pinnacle's and Pinnacle Bank's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Pinnacle and/or Pinnacle Bank may in its discretion (i) pay the Executive all or part of withheld while its obligations under this Agreement were suspended and (ii) reinstate in whole or in part any of its obligations which were suspended.

     (b) If the Executive is removed and/or permanently prohibited from participating in the conduct of Pinnacle's and/or Pinnacle Bank's affairs by an order issue under Section 8(e)(4) or (g)(1) of the FDIA, 12 U.S.C. Section 1818(e)(4) and (g)(1), or under Section 37 of the MBC, M.C.L. Section 487.337, all obligations of Pinnacle and Pinnacle Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

     (c) If Pinnacle and/or Pinnacle Bank is in default (as defined in Section 3(x)(1) of the FDIA), or its performance of this Agreement is grounds for an action under Section 35 of the MBC, M.C.L. Section 487.335, all obligations under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the contracting parties.

     (d) Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulation promulgated thereunder.

     (e) The Executive shall not be required to mitigate the amount of any payment or provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any

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compensation earned by the Executive as a result of employment by another employer, by retirement benefits after the date of termination or otherwise. This Agreement shall not be construed as providing the Executive any rights to be retained in the employ of Pinnacle, Pinnacle Bank or any affiliate of Pinnacle.

7.   NOTICE.

     (a) Any purported termination by Pinnacle and/or Pinnacle Bank or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

     (b) "Date of Termination" shall mean the date specified in the Notice of Termination (which, in the case of a Termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given).

8.   POST-TERMINATION OBLIGATIONS.

     (a) All payments and benefits to Executive under this Agreement shall be subject to Executive's compliance with paragraph (b) of this Section 8 during the term of this Agreement and for one (1) full year after the expiration or termination hereof.

     (b) Executive shall, upon reasonable notice, furnish such information and assistance to Pinnacle and Pinnacle Bank as may reasonably be required by Pinnacle and/or Pinnacle Bank in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.

9.   SOURCE OF PAYMENTS.

     All payments provided in this Agreement shall be timely paid in cash or check from the general funds of Pinnacle and/or Pinnacle Bank.

10.  NO ATTACHMENT; SUCCESSORS AND ASSIGNS; JOINT AND SEVERAL OBLIGATIONS.

     (a)  Except as required by law, no right to receive payments

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under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

     (b) This Agreement shall be binding upon, and inure to the benefit of, Executive, on the one hand, and his heirs, beneficiaries and legal representatives, and Pinnacle and Pinnacle Bank, on the other hand, and their respective successors and assigns.

     (c) The obligations of Pinnacle and Pinnacle Bank hereunder are joint and several obligations of each of them.

11.  MODIFICATION.

     This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

12.  SEVERABILITY.

     If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

13.  HEADINGS FOR REFERENCE ONLY.

     The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

14.  ARBITRATION.

     Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the Executive within fifty (50) miles from the location of the chief executive offices of Pinnacle, in accordance with the rules of the American Arbitration Association then in effect.

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15.  PAYMENT OF LEGAL FEES.

     All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by Pinnacle and/or Pinnacle Bank, if Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement.

16.  SUCCESSOR TO PINNACLE AND/OR PINNACLE BANK.

     Pinnacle and Pinnacle Bank shall each require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all its business or assets, expressly and unconditionally to assume and agree to perform its obligations under this Agreement, in the same manner and to the same extent that it would be required to perform if no such succession or assignment had taken place.

17.  APPLICABLE LAW.

     This Agreement shall be governed by the laws of the State of Michigan applicable to contracts made and wholly to be performed within such state.

18.  EFFECTIVENESS AND SUPERSEDED AGREEMENTS.

     This Agreement shall be effective upon consummation of both the IFC Merger and the CB Merger. In the event the IFC Merger Agreement is terminated, or if the IFC Merger is not consummated for any reason, or the CB Merger Agreement is terminated, or if the CB Merger is not consummated, this Agreement shall be null and void and of no effect. Notwithstanding the foregoing, by executing this Agreement, the Executive acknowledges and agrees that, in the event both the IFC Merger and the CB Merger are consummated and this Agreement becomes effective, his Employment Severance Compensation Agreement with Pinnacle and Pinnacle Bank dated April 18, 1995, as amended by the amended and restated Employment Severance Compensation Agreement dated April 30, 1996, shall immediately and automatically be and become superseded, void and of no effect, without need of any further action; and that, in said event, he shall have no rights to any payments or other benefits under such prior agreements.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

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                           Pinnacle Financial Services, Inc.



                                  By:
_______________________________
David W. Kolhagen                 Richard L. Schanze, Chairman
"Executive"                       and Chief Executive Officer


                              Pinnacle Bank


                              By:
                                   Arnold L. Weaver
                                   President